Exhibit 99

CENTRAL VIRGINIA BANKSHARES REPORTS SECOND QUARTER EARNINGS, UP 23%.

POWHATAN, VA.,  July 31, 2003 / PR Newswire /  - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported  second quarter 2003 earnings of $ 946,720 an increase of $174,217 or 23 percent when compared to $ 772,503 in the second quarter of 2002. On a per share basis, primary earnings were $ 0.46 per share an increase of 25 percent versus $ 0.37 per share in the second quarter of the prior year. On a fully diluted basis, net income per share was $0.44 an improvement of 26 percent compared to $0.35 in the comparable period of the prior year.  For the second quarter, the return on average assets was 1.23 percent versus the prior year’s 1.18 percent. The return on average shareholders equity was 14.06 percent compared to 14.55 percent in last year’s second quarter. At quarter end, shareholders equity had increased to $28.7 million, an increase of over $6.4 million versus the second quarter of 2002. Accordingly, th e book value of a share of common stock improved to $13.90 compared to $10.88 in 2002.

For the first half year, net income was $ 1.77 million up by 20 percent or $ 288,631 when compared to the prior year’s total of $1.482 million. For the six months, primary earnings per share were $ 0.86 versus $ 0.72, and on a fully diluted basis were $ 0.82 versus $ 0.70 per share.

The fully tax equivalent net interest income for the second quarter was $ 2.98 million, an increase of 19 percent compared to $ 2.51 million in the second quarter of 2002. The tax equivalent net interest margin was 4.20 percent for the quarter compared to 4.14 percent in second quarter 2002. For the year to date, the tax equivalent margin was 4.25 percent versus 4.12 percent in the comparable period of the prior year.

Non-interest income continues to improve, ending the quarter at $ 681,397 an increase of 17 percent over the prior year’s second quarter total of $ 585,077. This improvement is attributable to substantial increases in profits from secondary market mortgage loan sales activity, and the sales of non-deposit investment products. The loan loss provision expense for the quarter was $ 90,000 bringing the reserve to its highest level ever: 1.51 percent of net loans. Nonperforming assets totaled $1.69 million virtually unchanged from $1.68 million in the first quarter 2003. The reserve for loan losses represents 135 percent of quarter-end nonperforming assets, and given the uncertainty of our future economy, in our opinion is both reasonable and prudent.

Average earning assets in the second quarter were $ 283.8 million an increase of $42 million or 17 percent compared to $242.1 million in the corresponding quarter last year. Average loan balances were $ 150.4 million, an increase of 5.2 percent from the prior year’s second quarter average balances of $ 143.0 million. The bank's average investment securities portfolio continued it’s steady growth averaging $ 128.7 million, an increase of 37 percent compared with the prior year’s quarterly average of $ 93.6 million, and average overnight funds sold decreased to $ 3.4 million from the comparable quarter of last year’s average of $ 5.1 million. Average deposits continued their robust growth, averaging $ 257.0 million for the quarter a 17.5 percent increase versus last year’s second quarter average of $ 218.7 million. Average total borrowed funds remained unchanged at $ 21.0 million, however, short term borrowings decli ned by $1 million, and term borrowings increased by $ 1 million to average $ 16 million versus $15 million in the second quarter 2002. Average total assets grew by $ 44.6 million or 17 percent from $ 262.1 million last year, to $ 306.7 million for the second quarter 2003.

Non-interest expense increased by 14.8 percent to $ 2.2 million in the second quarter 2003 versus $ 1.9 million last year. This increase is largely attributable to growth in salaries and benefits coupled with increases in expenses related to equipment, general office supplies and communications, as well as other miscellaneous expense. The bank’s efficiency ratio for the quarter was 59.3 percent an improvement from 61.2 percent in the prior year.

Ralph Larry Lyons, President and CEO of Central Virginia Bankshares, Inc., commented: “Our bank continues to experience solid retail deposit growth that has fueled the growth in earning assets over the past several years. With the improvement in our net interest margin due to the current lower and more stable interest rate environment, coupled with expansion in non interest income, and reasonable expense control, we believe earnings should continue to grow and improve in future quarters.”

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge and assumptions about future events, and may address issues that involve significant risks, uncertainties, and estimates, that may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 30 year old community bank based in Powhatan County, a suburb of Richmond. It operates seven branch offices, two each in Powhatan and the adjacent counties of Chesterfield and Cumberland, plus one branch in Henrico County.

Selected Financial Data Follows for Central Virginia Bankshares, Inc.

Central Virginia Bankshares, Inc.	Second Quarter (Unaudited)		Year to Date
	2003	2002	2003	2002

Net Income	946,720	772,503	1,770,338	1,481,707
Interest & Fees on Loans	2,580,220	2,714,598	5,154,240	5,425,935
Interest on Investments & Funds Sold	1,915,824	1,611,446	3,710,889	3,218,144
Interest on Deposits	1,426,363	1,706,538	2,857,378	3,470,100
Interest on Borrowings	171,635	177,607	340,695	369,500
Net Interest Income (FTE)	2,978,279	2,505,028	5,813,229	4,932,362
Non Interest Income	681,397	585,077	1,299,828	1,098,487
Loan Loss Provision	90,000	78,000	200,000	156,000
Interest Expense	1,597,998	1,884,145	3,198,073	3,839,600
Non Interest Expense	2,169,499	1,889,617	4,287,794	3,736,430
Period End Balances:
Investment Securities	143,745,701	92,181,829
Fed Funds Sold	5,913,000	5,422,000
Loans (net of Unearned Discount)	150,686,737	148,099,567
Loan Loss Reserve	2,271,256	1,967,416
Non Interest Bearing Deposits	37,196,738	29,464,262
Total Deposits	277,131,466	223,440,565
Borrowings	21,359,500	21,241,000
Assets	329,693,363	267,818,956
Period End Shareholders Equity	28,706,766	22,339,490

Average Balances:
Average Assets	306,666,231	262,069,685	296,165,525	259,177,326
Average Earning Assets	283,777,469	242,111,039	273,646,083	239,181,232
Investment Securities	128,648,156	93,602,358	121,983,477	93,760,120
Federal Funds Sold	3,407,802	5,121,385	2,876,464	2,989,616
Loans (net of Unearned Discount)	150,356,850	142,986,346	147,757,789	141,941,381
Non Interest Bearing Deposits	31,465,718	27,099,829	29,926,982	26,061,928
Total Deposits	256,997,731	218,709,964	247,456,516	214,469,898
FHLB Overnight Advances	5,000,000	6,000,000	5,000,000	5,336,842
FHLB Term Borrowings	16,000,000	15,000,000	16,000,000	15,000,000
Fed Funds Purchased & REPO	979,868	385,368	872,265	2,374,644
Average Shareholders Equity	26,933,411	21,241,384	26,104,516	21,236,510
Average Shares Outstanding - Basic	2,073,918	2,050,394	2,067,384	2,048,537
Average Shares Outstanding - Fully Diluted	2,171,999	2,168,728	2,166,071	2,111,398

Asset Quality:
Charged Off Loans	24,253	19,911	50,573	54,136
Recoveries	12,517	6,719	20,131	26,154
Period End:
Non-Accrual Loans	133,712	361,583
Loans Past Due 90 Days or More	1,316,354	807,882
Other Non Performing Assets	140,000	150,000
Other Real Estate	97,000	97,000
Total Non Performing Assets	1,687,066	1,416,465

Per Share Data & Ratios:
Net Income Per Share - Primary	$0.46	$0.37	$0.86	$0.72
Net Income Per Share - Fully Diluted	$0.44	$0.35	$0.82	$0.70
Period End Book Value Per Share	$13.90	$10.88
Return on Average Assets	1.23%	1.18%	1.20%	1.14%
Return on Average Equity	14.06%	14.55%	13.56%	13.95%
Efficiency Ratio	59.28%	61.15%	60.28%	61.96%
Average Loans to Average Deposits	58.51%	65.38%	59.71%	66.18%
Reserve for Loan Losses / Loans EOP	1.51%	1.33%
Net Interest Margin (FTE)	4.20%	4.14%	4.25%	4.12%

SOURCE:

Central Virginia Bankshares, Inc.

CONTACT:

Charles F. Catlett, III  - Senior Vice President and Chief Financial Officer,  (804) 403-2002